Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Pre-Effective Amendment No. 2 to Registration Statement No. 333-217924 of Phillips Edison Grocery Center REIT III, Inc. on Form S-11 of our report dated March 13, 2018, relating to the combined statement of revenues and certain operating expenses of Rolling Meadows Station, LLC for the year ended December 31, 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph referring to the purpose of the statement) appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio

March 13, 2018